CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Oppenheimer Quest Value Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Quest
Value Fund, Inc., of our report dated December 16, 2004, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
February 23, 2005